As filed with the Securities and Exchange Commission on November 26, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DUCOMMUN INCORPORATED

(Exact name of registrant as specified in its charter)

DELAWARE	95-0693330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 Sandpointe Avenue, Suite 700

Santa Ana, CA 92707

(657) 335-3665

(Address of Principal Executive Offices)

DUCOMMUN INCORPORATED NON QUALIFIED DEFERRED COMPENSATION PLAN

(Full Title of the Plans)

Christopher D. Wampler

Vice President,

Interim Chief Financial Officer and Treasurer, and Controller and Chief Accounting Officer

DUCOMMUN INCORPORATED

200 Sandpointe Avenue, Suite 700

Santa Ana, CA 92707

(657) 335-3665

(Name, address and telephone number including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Deferred Compensation Obligations(2)	$10,000,000	100%	$10,000,000	$1,298

(1)	Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.
(2)

The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Ducommun Incorporated Non Qualified Deferred Compensation Plan.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Ducommun Incorporated, a Delaware corporation (the “Company” or the “Registrant”) relating to $10,000,000 of unsecured obligations of the Registrant to pay deferred compensation in the future (the “Obligations”) in accordance with the terms of the Ducommun Incorporated Non Qualified Deferred Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission, are incorporated by reference into this Registration Statement and shall be deemed a part hereof, provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as specified below:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019;

(2)

The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 30, 2019, filed with the SEC on May 6, 2019, for the fiscal quarter ended June  29, 2019, filed August 5, 2019, and for the quarter ended September  28, 2019, filed with the SEC on October 30, 2019;

(3)	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 28, 2019, May 3, 2019, May 6, 2019, June 5, 2019, June 28, 2019, October 9, 2019 and October 30, 2019;

(4)

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 20, 2019; and

(5)

The description of the Common Stock contained in the Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on October 30, 1996, as subsequently amended from time to time.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Deferred Compensation Obligations hereby registered consist of certain unfunded and unsecured obligations of the Company arising in favor of persons electing to participate in the Plan. The Plan permits eligible employees who elect to participate in the Plan (“Participants”) to defer all or any portion of their salary or incentive compensation awards for any given year. Participants may specify the portion of their compensation to be deferred. Deferral amounts are irrevocable in the year for which any deferral election has been made unless the Participant experiences an unforeseeable emergency. In addition, the Company may credit additional amounts under the Plan on behalf of eligible employees in an amount equal to the 10 Year U.S. Treasury Bill Rate plus three hundred basis points based on participants’ annual contributions to the Plan. Amounts deferred by the Participants may be used by the Company for general corporate purposes.

When a Participant elects to defer compensation under the Plan, the Company retains the deferred amount and credits the value thereof by book entry to the applicable accounts established and maintained by the Company with respect to such Participant’s deferred compensation. The Company also credits the Company contributions described above to the Participant’s account at the times specified in the Plan.

Participants may allocate the balance credited to their accounts among various investment crediting options available under the Plan. The Plan administrator has discretion to determine which crediting options will be available under the Plan. Participant accounts are adjusted daily to reflect the performance of the applicable crediting options.

Participants may elect to receive all or a portion of any Plan year’s deferral balance while the Participant is still employed by the Company under various conditions as set forth in the Plan. Participants who separate from the Company will have their deferral balances paid within ninety (90) days after their employment ends, unless specific retirement guidelines are met. Participants who meet the Company’s retirement guidelines can elect to have their distributions made in either a lump sum or in 2 to 10 annual installments, depending on the payment method selected. Participants with deferred amounts less than $100,000 will be paid out in a lump sum upon departing from the Company. With regard to scheduled in-service distributions, distributions are paid in a lump sum. If a Participant terminates prior to or while receiving a scheduled in-service distribution, or if a Participant has elected to have the deferral balance paid after employment ends, the distribution will be paid (or installments will commence) in the month following separation from service. However, for “specified employees”, post-employment distributions generally cannot be paid until six months after separation of service, except in the event of death. Additionally, limited portions of a Participant’s account may be distributed in accordance with the Plan in the event the Participant suffers a sudden, unexpected and severe financial hardship.

The obligation of the Company to pay Participants the amount of their accounts under the Plan is unfunded and constitutes a general unsecured obligation of the Company that ranks pari passu with other unsecured and unsubordinated indebtedness of the Company. Assets of the Company segregated or identified by the Company for the purpose of paying deferred compensation obligations under the Plan are general corporate assets of the Company subject to the claims of its creditors.

The interests of Participants under the Plan may not be assigned, transferred, pledged or otherwise encumbered. Upon the death of a Participant, his or her beneficiaries or, in the absence of such designation, by the personal representative of Participant’s estate, shall be entitled to payments that would otherwise be made to the Participant under the Plan. The Company’s obligation to pay amounts of deferred compensation under the Plan is not convertible into securities of the Company, and Participants have no voting rights with respect to the Plan or such obligations. Such obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed as having authority to take action with respect to the Plan or the Company’s obligations thereunder, and each Participant is responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers or amendments pertaining to the Plan or deferrals thereunder, and enforcing the Company’s obligations under the Plan.

The Plan administrator administers the Plan. The Compensation Committee of the Company has full discretionary authority to interpret the Plan, to determine benefits payable to Participants, to maintain records, to make rules for the regulation of the Plan and to change Plan administrators and to take other actions necessary for the proper administration of the Plan. The Plan may be amended or terminated at any time and from time to time, except that no such amendment may materially impair or curtail the Company’s contractual obligations arising from deferral elections previously made or for benefits accrued prior to such amendment without prior consent of the Participant.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a part or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that a Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter herein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

The Restated Certificate of Incorporation, as amended, and Bylaws of the Company require the Company to indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, the Company has entered into an agreement with each of its directors and certain of its officers indemnifying them to the extent permitted under each agreement. The Company has also purchased director and officer liability insurance.

Item 8.	Exhibits.

Exhibit No.	Description

4.1*	Restated Certificate of Incorporation (previously filed with the Delaware Secretary of State on May 29, 1990. Incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended December 31, 1990).(P)

4.2*	Certificate of Amendment of Certificate of Incorporation (previously filed with the Delaware Secretary of State on May 27, 1998. Incorporated by reference to Exhibit 3.2 to Form 10-K for the year ended December 31, 1998).

4.3*	Bylaws (as amended and restated on March 19, 2013. Incorporated by reference to Exhibit 99.1 to Form 8-K filed March 22, 2013).

4.4*	Amendment to Bylaws (dated January 5, 2017. Incorporated by reference to Exhibit 99.2 to Form 8-K filed January 9, 2017).

4.5*	Amendment to Bylaws (dated February 21, 2018. Incorporated by reference to Exhibit 3.1 to Form 8-K filed February 26, 2018).

4.6	Ducommun Incorporated Non Qualified Deferred Compensation Plan.

5.1	Opinion of Rajiv A. Tata.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Rajiv A. Tata (contained in Exhibit 5.1).

24.1	Power of Attorney (included as part of signature page).

*	Incorporated herein by reference.
(P)	Paper exhibits

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on this 26th day of November, 2019.

DUCOMMUN INCORPORATED

By:	/s/ Christopher D. Wampler
Christopher D. Wampler
Vice President, Interim Chief Financial Officer and Treasurer, and Controller and Chief Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Christopher D. Wampler such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen G. Oswald	Chairman of the Board, President and Chief	November 26, 2019
Stephen G. Oswald	Executive Officer (Principal Executive Officer)

/s/ Christopher D. Wampler	Vice President, Interim Chief Financial Officer and	November 26, 2019
Christopher D. Wampler	Treasurer, and Controller and Chief Accounting Officer (Principal Financial and Principal Accounting Officer)

/s/ Richard A. Baldridge	Director	November 26, 2019
Richard A. Baldridge

/s/ Gregory S. Churchill	Director	November 26, 2019
Gregory S. Churchill

/s/ Shirley G. Drazba	Director	November 26, 2019
Shirley G. Drazba

/s/ Robert C. Ducommun	Director	November 26, 2019
Robert C. Ducommun

/s/ Dean M. Flatt	Director	November 26, 2019
Dean M. Flatt

/s/ Jay L. Haberland	Director	November 26, 2019
Jay L. Haberland

/s/ Robert D. Paulson	Director	November 26, 2019
Robert D. Paulson